CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the consolidated financial statements and financial highlights of Dynamic Alpha Macro Fund, a series of Advisors Preferred Trust, which are included in Form N-CSR for the year ended June 30, 2026, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Organization and Management of Wholly Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 23, 2026